Second Amendment to the
Amended and Restated Borders Group, Inc.
2004 Long-Term Incentive Plan

The Amended and Restated Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”), as previously amended effective as of May 21, 2009, is hereby further amended as follows pursuant to the resolution adopted by the Board of Directors of Borders Group, Inc. (the Company”) on September 15, 2010:

1.      The penultimate sentence of Section 3 of the Plan is hereby amended to read as follows:

“Solely for purposes of applying the burn rate analysis to the number of shares granted in a year: (i) share awards will count as equivalent to 1.5 option shares; and (ii) the initial grant of options and restricted shares made to Mr. Edwards following his promotion to President of the Company shall be excluded.”

Except as herein amended, the Plan shall remain in full force and effect.

Borders Group, Inc.

By:  \S\ GLEN TOMASZEWSKI
Glen Tomaszewski
Interim Chief Financial Officer